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                                                                Exhibit 99(b)

FOR IMMEDIATE RELEASE

Press Contact:  Gary Lachow             Investor Contact:  Jim Hinrichs
                908 423-6022 (work)                        908 423-6883 (work)
                908 782-1232 (home)


                  MERCK TO SELL CALGON VESTAL LABORATORIES TO
                              BRISTOL-MYERS SQUIBB

         Whitehouse Station, NJ, November 3, 1994 -- Merck & Co., Inc., announced today the signing of a definitive agreement for the sale of its Calgon Vestal Laboratories business to ConvaTec, a division of Bristol-Myers Squibb. As previously announced, Merck's decision to sell this business reflects the Company's intention to focus its resources more fully on its human and animal health business.

         When Merck announced on August 16 its intention to sell its Calgon Vestal Laboratories business, the Company said it hoped to choose a buyer whose strategic interest will be to focus on the continuing growth and success of Calgon's business. ConvaTec is a global manufacturer and marketer of ostomy products, and is a leading supplier of wound care products.

         Calgon Vestal Laboratories is expected to be an important part of ConvaTec's growth strategy in the skin care industry. This acquisition will enable ConvaTec to develop and market a more diverse product line to an expanding worldwide customer base, and provides Calgon Vestal Laboratories access to ConvaTec's global sales force and distribution network that will expand the international reach of Calgon Vestal Laboratories' product line.

         On August 16, Merck also announced its intention to sell its Kelco business, a world leading producer of alginates and biogums. Merck anticipates selecting a buyer for Kelco by the end of the year.


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         Calgon Vestal Laboratories is a comprehensive provider of skin care and infection control products. Calgon Vestal Laboratories is headquartered in St. Louis, Missouri, and employs approximately 700 people, mostly in the United States.

         Closing of the transaction is expected to take place by year-end.

         Merck & Co., Inc., is a worldwide research-intensive company that discovers, develops, produces and markets human and animal health products and services. Merck, which is headquartered in Whitehouse Station, N.J., has manufacturing facilities in 15 countries and eight major research centers around the world. Merck will spend an estimated $1.3 billion on research and development in 1994. Its Medco unit is the leading pharmacy benefits management company.



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